The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on May 6, 2009.

This filing, including information included or incorporated by reference in this filing, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about future financial and operating results and performance, statements about RAIT’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in RAIT’s public filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008.

These risks and uncertainties also include the following factors: global recessionary economic conditions and adverse developments in the credit markets have had, and we expect will continue to have, an adverse effect on our investments and our operating results, including causing significant reduction in the availability of financing to us and for refinancing to our borrowers, increases in payment defaults and other credit risks in our investments, decreases in the fair value of our assets and decreases in the cash flow we receive from our investments; adverse governmental or regulatory policies may be enacted; our current liquidity and our access to additional liquidity have been, and may continue to be, reduced by the reduced availability of short-term and long-term financing, including a significant curtailment in the market for securities issued in securitizations and in the market for our securities and a significant reduction of the availability of repurchase agreements, warehouse facilities and bank financing; payment delinquencies or failures to meet other collateral performance criteria in collateral underlying our securitizations have restricted, and may continue to restrict our ability to receive cash distributions from our securitizations which reduces our liquidity; our ability to originate and finance investments has been, and may continue to be, decreased by our reduced access to liquidity; the fair value of our assets that we record at their fair value on our financial statements has declined, and may continue to decline, substantially, which has had a material adverse effect on our financial performance, and the fair value of our liabilities that we record at their fair value on our financial statements may increase, which may have a material adverse effect on our financial performance; payment defaults and other credit risks in our investment portfolio have substantially increased, and may continue to increase, in all categories of our investment portfolio, which has reduced, and may continue to reduce, our cash flow, net income and ability to make distributions: our investment portfolio may have material geographic, sector, property-type and sponsor concentrations which could be adversely affected by economic factors unique to such concentrations; our borrowing costs may increase relative to the interest received on our investments, thereby reducing our net investment income; our increased use of different methods of financing our investments from our historical methods may reduce our rate of return on our investments from historical levels; our financing arrangements contain covenants that restrict our operations, and any default under these arrangements would inhibit our ability to grow our business, increase revenue and pay distributions to our shareholders; we and our subsidiary, Taberna Realty Finance Trust, or Taberna, may fail to maintain qualification as real estate investment trusts, or REITs; we and Taberna may fail to maintain exemptions under the Investment Company Act of 1940; management and other key personnel may be lost; our hedging transactions may not completely insulate us from interest rate risk, which could cause volatility in our earnings; and competition from other REITs and other specialty finance companies may increase.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the conference call referenced in this filing or the date of any document incorporated by reference in this filing. All subsequent written and oral forward-looking statements concerning the matters addressed in this filing and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as may be required by law.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav

RAIT Financial Trust — VP, Director Corporate Communications

Scott Schaeffer

RAIT Financial Trust – CEO & President

Jack Salmon

RAIT Financial Trust – CFO and Treasurer

Raphael Licht

RAI Financial Trust – COO& Secretary

CONFERENCE CALL PARTICIPANTS

Gabe Poggi

FBR Capital Markets — Analyst

David Fick

Stifel Nicolaus & Company — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first-quarter 2009 RAIT Financial Trust earnings conference call. My name is Francine and I will be your coordinator for today. At this time all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (Operator instructions.) As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today’s call, Mr. Andres Viroslav, Vice President and Director of Corporate Communications. Please proceed, sir.

Andres Viroslav - RAIT Financial Trust — VP, Director Corporate Communications

Thank you, Francine, and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s first-quarter 2009 financial results. On the call with me today are Scott Schaeffer, Chief Executive Officer, Jack Salmon, Chief Financial Officer, and Rafi Licht, our Chief Operating Officer. This morning’s call is being webcast on our website at www.raitft.com. There will be a replay of the call available via webcast on our website and telephonically beginning at approximately 1:00 p.m. Eastern Time today. The dial-in for the replay is 888-286-8010, with a confirmation code of 51124748.

Before I turn the call over to Scott, I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations.

Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information, and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure is attached to RAIT’s most recent current report on Form 8-K available at RAIT’s website, raitft.com, under Investor Relations. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein, except as may be required by law.

Now I would like to turn the call over to RAIT’s Chief Executive Officer, Scott Schaeffer. Scott?

Scott Schaeffer - RAIT Financial Trust — CEO & President

Thank you very much, Andres, and thank all of you for being with us this morning as we present RAIT’s first-quarter 2009 results. After some brief remarks I will ask Jack to deliver his financial report, after which we will open the call up for questions.

The negative credit cycle continued during the first quarter and, although we believe a market recovery will prevail, underlying fundamentals have yet to improve. Asset values generally remain under stress, and refinancing opportunities are scarce. We remain focused on preserving the level of cash flow generated by our portfolios and maximizing the ultimate recovery value of our assets over time.

I’d like to highlight the following results. First is earnings. Our portfolio generated adjusted earnings of $0.27 per share for the quarter, although we incurred a $2.22 per share GAAP loss. This loss was caused primarily by mark-to-market valuation adjustments in our trust preferred securities portfolio and continued additions to our provisions for losses associated with our commercial real estate and residential mortgage portfolios. The losses were reduced by gains realized through the extinguishment of outstanding debt at considerable discounts.

Second is cash flow. During the quarter our portfolios generated gross cash flow of $30.5 million as compared to $38.5 million for the fourth quarter of 2008. The majority of the gross cash flow, approximately $24 million, or 78%, came from our commercial real estate portfolio and senior management fees we earned from assets under management. As previously communicated, the primary cause of the diminution in gross cash flow occurred subsequent to December 31, 2008, when our consolidated securitizations, Taberna VIII and Taberna IX, failed their respective over-collateralization tests. However, we continued to generate free cash flow and complied with the over-collateralization and interest coverage tests in both of our commercial real estate securitizations, such that all debt and residual equity interests in those transactions continue to receive monthly distributions. Our portfolios, including our residential mortgage portfolio, domestic TruPS portfolio and European portfolio, excluding senior management fees, generated approximately $6.7 million, or 22%, of gross cash flow.

Third is dividends. As announced in today’s release and primarily driven by our interest in optimizing our corporate flexibility, the Board and Management decided to review and determine the common dividend, if any, when the full year of REIT taxable income is available. The Board and Management, all of whom are investors in RAIT, took this action in light of the uncertainty in estimating annual financial results on a quarterly basis caused by the market conditions and credit environment. The Board will continue its review and determination of the preferred dividends on a quarterly basis. As a reminder, to qualify as a REIT, we are required to make distributions to preferred and common shareholders in an amount at least equal to 90% of our annual REIT taxable income. Ongoing market conditions on our portfolios will impact these decisions as we continue to manage our business towards a market recovery.

Fourth is credit. During the quarter the market environment continued to impact the credit performance of our portfolios. We took non-cash mark-to-market valuation adjustments on our trust preferred securities portfolio and continued the provisioning for potential losses in our commercial real estate and residential portfolios. In order to maximize recovery of asset value over the long term, we chose to convert 11 commercial real estate loans into owned properties during the first quarter. Subsequent to quarter end we completed the conversion of an additional seven loans. Depending on market conditions, this tactic may continue for the remainder of 2009. As always, we continue to explore all options, including asset sales, repositioning and other alternatives in order to maximize cash flow and recovery value.

And finally, liquidity. We continue to generate positive free cash flow. We ended the quarter with $41 million of cash and $32 million of recourse bank debt that is scheduled to mature in 2009. We are in active discussions with these lenders to extend our current relationships.

Anticipating an expected decline in our gross cash flow, as previously communicated, we implemented cost saving initiatives which have reduced both our general and administrative costs as well as compensation expense by 15% as compared to the three months ended December 31, 2008. We continue to focus on ways to reduce overhead.

Our operating cash flow appears adequate to sustain our operations and provide funds for the repurchase of our debt, as appropriate. We continue to believe that retiring debt at a significant discount is a valuable use of available corporate cash. During the quarter we purchased $39.5 million of our debt and realized $35.2 million in gains during the quarter. We will continue to consider similar types of purchases in the future to the extent that we have free available cash flow.

And with that overview, I’d like to turn the call over to Jack to go through the first-quarter 2009 financial results. Jack?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

Thank you, Scott. I’m going to present the financial aspects for the first quarter. And during my comments I’ll focus on three things — first of all, explaining the significant variations in our reported results this quarter; secondly, describing the impacts of the credit changes that have occurred and those that impact our earnings and cash flows; and, third, summarizing the key variables that affect our estimated 2009 REIT taxable income, based on events that have occurred during the first quarter.

In reviewing our first-quarter financial highlights, I’ll first focus on balance sheet variations. The total assets decreased by approximately $350 million during the quarter, due to the following reasons. During the first quarter we converted $195 million of loans, including $81 million of previously nonperforming loans, into investments in real estate and recorded adjustments to the carrying basis of these investments of $48.2 million. These were recorded against the previously-known allowances for loan losses. The net assets transferred reduced our previous CRE loan portfolio and correspondingly increased our investments in real estate to a total of $501 million.

Second, we had $108 million reduction in the residential mortgage portfolio due to scheduled normal prepayments. And associated with this is a $94 million reduction in the match-funded related mortgage-backed securities debt.

Third, we had $191 million decrease caused by the mark-to-market adjustments in the TruPS portfolio, partially offset by a $91 million change in fair value of the related non-recourse debt and hedges.

And finally, we increased the provision for loan losses by $119 million, including $61 million in our commercial real estate portfolio and $58 million in our residential mortgage portfolio, which I’ll comment on further in a few minutes.

As a result of this, cash and cash equivalents increased from $27 million to $41 million by March 31, 2009.

Our recourse debt obligations decreased by $19 million during the quarter as a result of principal amortization and debt repurchases. We generated $35.2 million of gains on debt extinguishment in a series of transactions at a cash cost of approximately $4.6 million. This represents an average cost of 12% of the related par amounts of debt. Total liabilities decreased by $200 million and total equity, which now includes our non-controlling interests, decreased by $150 million compared with the year-end 2008.

I’d like to take a moment to note that we adopted or applied various new accounting principles during the quarter, including FAS 141R, FAS 160, and FSP number APB 14-1. These accounting standards required the application of these principles in our previously issued financial statements. Accordingly, you’ll note in the press release we are presenting all of our historical comparative financial information on an “as revised” basis.

FAS 141R requires treating the loans that were converted into real estate as if they were acquisitions of a business, therefore recording them at fair value. FAS 160 results in us reclassifying amounts previously reported as minority interests as a separate component within the equity section, now known as non-controlling interests. FSP 14-1 required us to separate the intrinsic equity value of the convertible debt instruments issued in 2007 as bifurcated debt and equity components, and to accrete the resulting debt discount that was computed as a charge to interest expense up until and through the first option put date of April 2012. The reported balance of the debt outstanding is shown net of this discount for all periods.

Turning to our operations, major variations included the following. Our investment interest income was $151 million, representing approximately an 18% decrease from the $185 million in the comparable quarter in 2008. This is due primarily to loans that have gone on a non-accrual basis during that intervening year. Total revenue of $61 million includes net interest margin of $48 million, a decrease of approximately 10% compared to the comparable quarter in the prior year, plus rental income of $10 million and fee income of $3 million. Now, our rental income is increasing as we take on more owned real estate. However, our fee income has declined due to the curtailment of subordinated management fees from our CDOs under the current credit conditions, and reduced loan production.

During the first quarter we increased the provision for loan losses by $119 million. This is a result of general declines in the US economy and the related credit environment impacting the two portfolios upon which we book loan reserves, the CRE portfolio and the residential portfolio, during the first quarter. We charged off $65 million of loans against our allowance for loan loss reserves, resulting in a net increase of $54 million in reserves and a total allowance for loan losses on the two portfolios of $226 million at March 31, 2009.

During the quarter we designated two investments for disposition, which are reported as discontinued operations. Now, after recording the gains on extinguishment of debt and the fair value of mark-to-market adjustments I described, both of which have no effect on cash flow, we are reporting the net loss of $144.2 million, or $2.22 loss per common share.

I’d now like to comment more definitively on credit performance during the quarter in our four primary portfolios, first and foremost, our CRE portfolio. We own $2.3 billion of CRE loans and direct real estate investments at March 31, 2009. Now, there are $177 million of non-performing loans that are on a non-accrual basis. This represents 35 loans and approximately 7.6% of the portfolio. Against this we have $126 million of loan loss reserves recorded at March 31, 2009.

It is important to note that our delinquencies decreased in the CRE portfolio during the quarter from $206 million at year end 12/31/08 to $158 million at March 31st, ‘09. This reflects the changes we’ve been making in improving our performance. Through April 2009 both of our CRE CDOs are meeting all the required interest coverage and over-collateralization tests necessary for normal monthly distribution and cash flows. We’ve received $20.3 million of gross cash flow overall during the quarter related to all of our CRE investments in our portfolio.

The second portfolio is our residential portfolio. We own a $3.5 billion securitized portfolio of residential loans. Approximately 11% of the loans are now reporting as delinquent. This is up from 8.4% at year end 12/31/08. This represents $387 million of total loan balance outstanding. Delinquencies increased by approximately 27% during the quarter, leading to a net increase on loan loss reserves of $45 million on this portfolio. We’ve recorded approximately $100 million of related loan loss reserves on this portfolio as of the end of the quarter and virtually all of the cash flow, approximately $4.5 million during the quarter, is being used to repay existing indebtedness.

The third portfolio is our European portfolio. We own a minority interest in two European CDOs, which we manage and do not consolidate. There are currently seven defaulted issuers, which results in our returns being limited in the quarter to $500,000 of yield and $1.2 million of management fees, both senior and subordinated, during the first quarter.

The fourth portfolio is our TruPS portfolio. We own a portfolio of subordinated debt and other investment securities that are carried under fair value method of $1.8 billion at March 31, 2009. Defaults are increasing compared to 2008 in all of the Taberna securitizations, which now causes all the quarterly interest collections to be redirected to pay down senior debt positions versus paying us and our residual interest. We do, however, continue to receive our senior management fees.

As previously reported, the expected deterioration has resulted in the redirection of cash flow in Taberna VIII and IX as well during the quarter. During the quarter we received quarterly senior management fees of $2.7 million and approximately $1.1 million of investment returns, for a total of $3.8 million in gross cash flow through March 31, 2009.

The next topic I would like to cover briefly is our liquidity and capital resources. As Scott said, during the quarter we generated gross cash flow of approximately $30.5 million from operations and, in addition, approximately $23 million from our investing activities. After meeting our cash operating expenses of approximately $19.6 million, we used $17 million to repurchase or pay down, and repay existing debt. We paid preferred dividends of $3.4 million and we increased our available cash by $13.5 million. We ended the quarter with $41 million of immediately available liquidity.

The last topic I’d like to cover is our REIT taxable income and the key determinants that we are looking at in making those estimates. As a REIT, we are required to make distributions of at least 90% of our annual REIT taxable income. Many factors affect the determination of REIT taxable income, both in terms of timing of recognition and estimates of certain income and expense items. Now, given the volatility of the markets in which we operate, it is likely that taxable income will be different from financial reporting under GAAP.

The tax laws also provide certain elective methods which determine the nature, such as capital versus ordinary treatment, and the timing, such as the current year or deferred to future years, of both income and deductible items. For example, during the first quarter we charged off $65 million of loans that will result in ordinary tax deductions in 2009. We have triggered certain debt extinguishment gains that may be deferred for several years before they are elected to be recognized in REIT taxable income.

As a result, we are reporting estimated REIT taxable losses for the quarter of over $30 million. There can be no assurance that this estimated REIT taxable loss will be typical of results for the future quarters or for the year as a whole. Therefore, we will monitor events throughout the year and continue to refine our estimate of REIT taxable income after these future events occur. Future distributions to preferred and common shareholders are dependent on the results of this analysis and will be determined at such time.

To summarize, I think that we are working towards renewing our existing credit facilities and seeking to extend and expand our capital resources. We are continuing to reposition our CRE portfolios that will result in the following changes — transforming certain loans into owned real estate to reenergize our returns; refinancing loans with near-term maturities to generate fees and positive spread yields; and enhancing and protecting our existing core CRE portfolio returns to produce recurring cash flow.

This completes the financial report and I’d like to return the call back to Scott.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Thank you, Jack. Francine, I think at this point we’d like to open the call up for questions.

QUESTION AND ANSWER

Operator

Very good, sir. (Operator instructions.) Gabe Poggi of FBR.

Gabe Poggi - FBR Capital Markets — Analyst

Good morning. I don’t know if you mentioned this, Scott. If you did, I’m sorry. Did you guys provide a maturity recourse debt maturity schedule updated for ‘09, ‘10, ‘11? I think you had said $33 million due this year. I was wanting to see if that had changed at all, because you guys said you paid down $17 million, so I assume- —then you’ve got $16 million left in ‘09?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

The $17 million, Gabe, represents both normally scheduled maturities and also purchases, so.

Gabe Poggi - FBR Capital Markets — Analyst

Got you. Okay.

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

Things that were not scheduled to be paid yet in 2009.

Gabe Poggi - FBR Capital Markets — Analyst

So what’s the ‘09 current — what’s left?

Scott Schaeffer - RAIT Financial Trust — CEO & President

It is — let me find it here. It’s relatively small, Gabe. It’s $32 million of bank lines that are maturing this year.

Gabe Poggi - FBR Capital Markets — Analyst

Got you.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Working with them in active discussions regarding extensions, but don’t have any news to report at this time.

Gabe Poggi - FBR Capital Markets — Analyst

Okay. And then that kind of leads into my next question, is how have things kind of picked up — discussions in that regard? I know the market has had a lift, yet — but just from a fundamental basis, have you guys seen any change in anything since 3/31? I know you said that you’re in compliance on your CDO tests, but has there been anything from a fundamental on-the-ground difference with discussions? Have things gotten more positive? Are there more, the new word is “green shoots,” et cetera. Have you seen anything like that?

Scott Schaeffer - RAIT Financial Trust — CEO & President

I’m sorry. I’m laughing at the green shoots.

Gabe Poggi - FBR Capital Markets — Analyst

Oh, I laugh at it all the time. That’s just — it’s ridiculous.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Not much has changed since 3/31 as far as how the portfolio is performing. It’s kind of what we’ve experienced prior to 3/31. So things aren’t getting appreciably better; they’re not getting appreciably worse either. One good thing is that these bank lenders are actively discussing extensions with us rather than a year ago they would have just —

Gabe Poggi - FBR Capital Markets — Analyst

Right.

Scott Schaeffer - RAIT Financial Trust — CEO & President

So we’re hopeful that we’re headed in the right direction.

Gabe Poggi - FBR Capital Markets — Analyst

Okay. Thanks a lot, guys.

Operator

David Fick of Stifel Nicolaus.

David Fick - Stifel Nicolaus & Company — Analyst

Morning. You’ve got about $500 million in REO right now, little over $500 million. It was up about $135 this quarter. It may be the least of your problems right now, but can you just kind of review where you are with that, and in specific, the $22 million of land? How much have you written down and what kind of reserves do you have against this?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

Just to be clear, David, I think what you’re referring to is our — in the earnings release, we have at March 31st, the nonperforming loans are $177 million on our commercial portfolio and I think the other number you’re referring to must be the residential loans, are $315 million.

David Fick - Stifel Nicolaus & Company — Analyst

I’m looking at the REO line item, which went up $135 million.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Well, first of all, David, it’s not — it is real estate owned. It’s not all properties that have been converted from loans into owned real estate. Some of it was direct real estate purchases. We have, and we continue to make, a determination on each loan whether or not it’s appropriate to sell the asset when it gets into trouble. And, as you know, loan assets get into trouble for a number of reasons. It’s not always performance. Sometimes it’s borrower-related. And we make a determination whether it’s better to take the property back and hold it, rather than just sell it immediately. And that’s what you’re seeing, is the increase quarter over quarter is relative to situations where we’ve made the determination that we would — the Company will realize a higher return not selling the asset today, but taking it back, holding it through this period, and selling it at some point in the future.

David Fick - Stifel Nicolaus & Company — Analyst

Okay, great. We’ve been watching a bunch of transactions covering the equity REITs and watching the other TruPS issuers, folks like Cap Trust, Gramercy, Newcastle, where you guys have been involved in restructuring their TruPS and you’re taking a very low current cash run rate going forward. Are these in deals where you’re already are not cash flowing, so there’s no additional reserves or disclosure? And what — how are they impacting your OC and IC triggers, I guess, is the bottom line?

Raphael Licht - RAI Financial Trust — COO & Secretary

This is Rafi Licht. Without commenting on any specific transactions, as Jack reported, the CDO performance is what it is. The OC tests where they have been triggered we’re not receiving residual cash flows. And individual exchange transactions or revisions of terms have not had an impact on that to date.

David Fick - Stifel Nicolaus & Company — Analyst

Okay. Can you discuss what your motivation in general is, without being specific, for making these kinds of deals, assuming you have either no equity or no cash flow in them at this point?

Raphael Licht - RAI Financial Trust — COO & Secretary

Yes. We’re the collateral manager engaged as the investment advisor to represent the best interests of all the note holders in all of our CDOs.

David Fick - Stifel Nicolaus & Company — Analyst

Have you done them in other sectors beyond what I might see in the equity REIT or commercial finance REIT space?

Raphael Licht - RAI Financial Trust — COO & Secretary

Yes, we have.

David Fick - Stifel Nicolaus & Company — Analyst

How many in total would you say you’ve restructured?

Raphael Licht - RAI Financial Trust — COO & Secretary

I don’t have the exact number, but I can get it for you after the call.

David Fick - Stifel Nicolaus & Company — Analyst

Okay, thanks. And then, lastly, the effective cash flows in either of the two remaining cash flowing — I’m sorry. Are there any in any of the two remaining cash-flowing CDOs?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

No. As I mentioned, all of our commercial real estate securitizations are fully complying and all cash flow levels are being distributed on a monthly basis. We’re earning our management fees and our equity — we’re the equity in those transactions and we’re getting our full equity return.

David Fick - Stifel Nicolaus & Company — Analyst

I’m sorry. I’m sure it’s me. I’m just confused. But you do have non-cash-flowing CDOs at this point, which have failed their test and-

I believe there’s eight of them. I’m just wondering, are all of these TruPS exposures in those or are there also some in the remaining two cash-flowing CDOs?

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

All of the Taberna CDOs are now in a position where they are redirecting their cash flow to pay the senior level debt. So all the Taberna transactions are — we’re basically now receiving just the senior management fees.

David Fick - Stifel Nicolaus & Company — Analyst

Okay. That clarifies it. Thank you.

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

To the commercial real estate. They’re purely commercial real estate assets.

David Fick - Stifel Nicolaus & Company — Analyst

Right. Okay.

Jack Salmon - RAIT Financial Trust — CFO & Treasurer

And they’re performing.

David Fick - Stifel Nicolaus & Company — Analyst

Thanks a lot, guys.

Operator

Ladies and gentlemen, that concludes the Q&A portion of the presentation. I would now like to turn the call back over to Mr. Scott Schaeffer.

Scott Schaeffer - RAIT Financial Trust — CEO & President

Well, thank you for joining us today. As always, if you have any continuing questions, feel free to call Andres Viroslav. And we look forward to joining and presenting to you three months in the future our next quarter. Thanks again.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.